UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 8, 2008
HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Delaware	001-09764	11-2534306
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)
1101 Pennsylvania Avenue, N.W., Suite 1010
Washington, D.C. 20004
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (202) 393-1101

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 21, 2008, Harman International Industries, Incorporated (“Company”) announced that Jennifer Peter and the Company entered into a letter agreement on August 8, 2008. The letter agreement sets forth the terms of her employment as the Company’s Vice President and Chief Accounting Officer beginning on October 1, 2008. Under the terms of the letter agreement, Ms. Peter is entitled to an annual base salary of no less than $250,000 and is also eligible to participate in the Company’s Management Incentive Compensation Plan (“MIC Plan”) with a target bonus of 35% of her base salary. If Ms. Peter’s employment is terminated without cause within three years, she is entitled to severance payments equal to her then-current annual base salary and her most recent payout under the MIC Plan, or similar incentive program.
     Ms. Peter, age 36, has served with the Company since August 2003. Most recently she served as Vice President, Finance and Administration for the Company’s JBL Professional unit since May 2006. She previously served as Controller and Assistant Controller for the Company’s operations in the Americas. Earlier in her career she held accounting positions with The Walt Disney Company and was an auditor with KPMG LLP.
     As previously announced, Herbert Parker, the Company’s Chief Financial Officer began serving as principal accounting officer on August 16, 2008. He will serve in that position until October 1, 2008, when Ms. Peter becomes principal accounting officer.
     The foregoing description of the letter agreement is a summary and is qualified in its entirety by reference to the terms of the letter agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description
10.1	Letter Agreement, dated August 8, 2008, between Harman International Industries, Incorporated and Jennifer Peter

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
By:	/s/ Edwin Summers
Edwin Summers
Vice President, General Counsel and Secretary

Date: August 21, 2008